SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                             Act of 1934
                        (Amendment No. ____)

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                       Excal Enterprises, Inc.
     -----------------------------------------------------------
          (Name of Registrant as Specified in its Charter)

                    _____________________________
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     (Name of Person(s) Filing Proxy Statement if other than the
                             Registrant)

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                       EXCAL ENTERPRISES, INC.

                 100 North Tampa Street, Suite 3575
                        Tampa, Florida 33602

                 SUPPLEMENT DATED JULY 20, 1999
     TO PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS


     This supplement and the enclosed form of proxy are being sent to shareholders of Excal Enterprises, Inc. (the "Company") on or about July 20, 1999 in connection with the solicitation of proxies by the Company's Board of Directors relating to the addition to the agenda for the 1999 Annual Meeting of Shareholders of a shareholder proposal submitted by EP Opportunity Fund, L.L.C. ("EP") to amend the Company's bylaws. EP's proposal, which is set forth below, seeks to amend the Company's bylaws to require (1) that action by the Board of Directors be taken by the unanimous vote of all directors and (2) that a 75% vote of the outstanding Common Stock be required to amend this provision. THE BOARD OF DIRECTORS BELIEVES THAT THIS PROVISION WOULD LEAD TO DEADLOCK SITUATIONS AND THEREFORE IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL.


                               AGENDA

     The revised agenda for the meeting is set forth below. The meeting will be held as originally scheduled on Thursday, August 5, 1999, at 1:30 p.m., local time, at the University Club, located on the 38th floor of One Tampa City Center, Tampa Florida.

     The meeting will be held for the following purposes:

     1. To elect one Class I director to serve for a three-year term expiring at the annual meeting of shareholders to be held in 2002 and until his successor is elected and qualified.

     2. To ratify the selection of Pender Newkirk and Company as independent auditors for the current fiscal year ending March 31, 2000.

     3. To consider and vote on EP's shareholder proposal to amend the Company's bylaws to require that action by the Board of Directors be taken by the unanimous vote of all directors and that a 75% vote of the outstanding Common Stock be required to amend this provision.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Proxies solicited by the Board of Directors will be voted "For" Proposals 1 and 2 and "against" Proposal 3 unless shareholders specify a contrary choice. Any shareholder giving a proxy may revoke it at any time by (1) giving written notice to the Secretary of the Company, (2) submitting a later dated proxy with a different vote, or
(3)   attending  the  meeting  and  voting  in  person.   The  shares
represented by the proxyies will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

     Proposal 3 is set forth below. Please see the Company's Proxy Statement dated June 28, 1999 and accompanying the proxy card that accompanied it for information regarding the other proposals. The enclosed form of proxy relates only to Proposal 3. You should use the original proxy card to vote on Proposals 1 and 2.



                             PROPOSAL 3

        SHAREHOLDER PROPOSAL TO AMEND BYLAWS TO REQUIRE THAT
         BOARD ACTION BY BE UNANIMOUS VOTE OF ALL DIRECTORS

     EP Opportunity Fund, L.L.C. ("EP"), 77 West Wacker Drive, 46th Floor, Chicago, Illinois 60601-1635, has submitted Proposal 3 and the supporting statement set forth below. In accordance with regulations of the Securities and Exchange Commission, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. EP is the record owner of 100 shares and beneficial owner of a total of 600,000 shares of Common Stock of the Company.

Shareholder Proposal

     "RESOLVED, that Section 5.06 of the Company's Second Amended and Restated Bylaws shall be deleted in its entirety and shall be replaced with the following:
     `Section 5.06 Vote Required for Action. Except as otherwise provided by law, all action to be taken by the Board of Directors shall be taken by the unanimous vote of all of the directors then holding office. Notwithstanding any other provisions of these by-laws to the contrary, the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders shall be required to alter, amend or repeal this Section 5.06.'"

Proponent's EP's Statement in Support of its Proposal

     "We are the largest independent stockholder of the Company and believe the Company's shares are significantly undervalued. We believe the best way to maximize stockholder value is to sell the Company to, or merge with, an unaffiliated third party. Although we have repeatedly urged the Company's management to undertake such a transaction, we do not believe that any such transaction will be forthcoming.

     During a time of record stock market returns and profitability, the Company's stock has languished and its operating results have been disappointing. Rather than searching for ways to maximize stockholder value, the Company's management has embarked on a misguided expansion plan. The Company's first acquisition lost money in its first quarter under the Company's ownership. We do not believe that expansion will maximize stockholder value.

     Moreover, we believe the continuing litigation alleging violations of Federal securities disclosure and insider trading laws against the Company and certain past and present officers and directors has been a significant drain of the Company's resources. During the last two and a half years, the Company has spent over $2,500,000 on litigation costs and settlements.1 We believe this hemorrhaging should stop and the responsible parties, not the Company, should be required to bear these costs.

     We further believe that the Company's management has been engaged in a scheme to disenfranchise stockholders. A number of important provisions of the Company's by-laws regarding corporate governance and the ability to remove directors appear to prohibit amendment without the consent of 75% of the Company's stockholders. However, management has indicated it has issued itself sufficient shares to block any such supermajority. Thus, even if all of the Company's independent stockholders consented to amending these provisions or to removing the Company's directors, the Company's management purportedly has sufficient shares, much of it recently issued, to thwart the will of the stockholders.

     In order to remedy this situation, we have nominated Jeffrey Eisenberg, the principal of our manager, as a director of the Company. If Mr. Eisenberg is elected, he would be only one of three directors. By proposing that all board action require unanimity, we are trying to empower Mr. Eisenberg to prevent management's misguided expansions plans and to enable him to effectively negotiate with the Company's management and remaining directors to seek to maximize stockholder value through a sale or merger of the Company."

Board of Directors' Recommendation: The Board of Directors
Unanimously Recommends that Shareholders Vote AGAINST Proposal 3

     The Board of Directors believes that requiring board action by unanimous vote of all directors is extremely unwise because it is likely to lead to deadlock. For example, if board action, including action in response to an unanticipated emergency, is required at a time when a director is sick or otherwise not available, the board would not be able to take action if EP's proposed bylaw amendment is adopted.

     Similarly, the Board believes that a unanimity requirement will prevent a majority of the directors from taking action they believe to be in the best interests of the Company if such action is opposed by a single director. The proposal would give a single director veto power over all actions by the Board.

     The Board believes that it is not in the Company's interests for the Board to face the possibility of such a deadlock situation. Failure to obtain the unanimous vote of all directors would make it impossible for the Company to take action that requires board oversight or approval.

     EP's supporting statement clearly indicates disagreements with the current Board of Directors' business plan for maximizing shareholder value. Over the past several years, there have been several minority shareholder groups that have recommended that the Company sell the property in Jacksonville, Florida (the "Imeson Center") and liquidate the Company. The Company's management has not followed these recommendations because it believeds it could can increase the value of the Imeson Center. In fact, the Company has increased the amount of space leased, length of the leases and lease rates per square foot, . Tthereforeby, increasing the value of the Imeson Center. Had the Company followed the recommendations of these minority shareholders, the Imeson Center property would have been sold at a much lower value than it is worth today. Management believes that it can continue to increase the value of Imeson Center and that a sale at this time would be premature and result in a loss of potential value for our shareholders.

     The Company's current management has repeatedly stated that its plan was is to maximize the value of the Imeson Center and expand the Company's operations into new areas. The acquisition of Roxbury was completed in December 1998. The Company's annual financial statements only included four months of operations for Roxbury. Roxbury has been an extremely seasonal business. The four months included in the annual financial statements represent the four slowest months for Roxbury. This fact combined with the expenditures on new marketing programs to increase future revenues resulted in the loss, which management fully anticipated. Management expects that the annual results of operations for fiscal 2000 will be profitable even though the current objective is revenue growth.

     Despite the implication in the wording of EP's statement of support, the current officers of the Company are not now and have not been defendants in any litigation involving the Company. The Company has been a defendant in several lawsuits, most of which related to activities occurring prior to 1995. Current management has worked diligently to eliminate the outstanding litigation in a way that would maximize asset preservation for the Company. The vast majority of the costs incurred over the last three fiscal years have related to the lawsuits the Company has successfully defended or settled. There is currently only one lawsuit outstanding. We hope to have this one remaining lawsuit with the SEC finalized by year end. In compliance with the Company's Certificate of Incorporation, Delaware state law, and other contractual obligations, the Company is required to indemnify its officers and directors, and nothing in the proposals made by EP would change that fact. We will continue to attempt to bring to a conclusion the last remaining lawsuit while maximizing the preservation of Company assets.

     The by-law provisions that EP complains about in its supporting statement were approved by an overwhelming majority of the Company's shareholders in 1996 in response to attempts by minority shareholders to gain control of the Company.

     In short, tThe Board does not believe that a minority of directors should have the ability, through a unanimous vote requirement, to veto the business decisions made by a majority of the directors.

     Adoption of EP's proposed bylaw amendment requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting. For this purpose, broker non-votes will not be counted, and abstentions will have the effect of a vote against the proposal.

     THE  BOARD  OF  DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE  AGAINST
PROPOSAL 3.


Other

     As noted in EP's supporting statement, EP has attempted to nominate a representative to stand for election as a director. The Board of Directors has voted not to accept EP's nominee as part of the slate for which the Board is soliciting proxies. Under regulations of the Securities and Exchange Commission, the Company is not required to include information concerning other prospective nominees in its proxy materials.

Expenses of Solicitation

      The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to beneficial owners. Proxies may be solicited by present or former directors, officers and other employees of the Company, who will receive no additional compensation therefor, through the mail and through telephone, fax, e-mail or telegraphic communications to, or by meetings with, stockholders or their representatives. In addition, the Company has retained
D. F. King & Co., Inc. to solicit proxies on behalf  of
the Board of Directors. The Company will pay such firm $4.00 per completed call in exchange for its services.


                       EXCAL ENTERPRISES, INC.

           PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned, having received the Supplement to Proxy Statement for the Company's 1999 annual meeting relating to the proposal listed below, appoints W. Carey Webb and Timothy R. Barnes, and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Excal Enterprises, Inc. which the undersigned is entitled to vote, in the manner specified.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "AGAINST" PROPOSAL 3.

Proposal 3:  Amendment to Bylaws

     Amend the Company's bylaws to require that action by the Board of Directors be taken by the unanimous vote of all directors and that a 75% vote of the Common Stock be required to amend this provision.

       [ ]  FOR                [ ]  AGAINST         [ ]  ABSTAIN


This proxy relates only to Proposal 3, which has been added to the annual meeting agenda after the mailing of the Board of Directors' form of proxy cards for Proposals 1 and 2.



                                Dated:__________________________, 1999


                                ________________________________(SEAL)


                                ________________________________(SEAL)
                                (Please sign exactly as name or
                                names appear hereon.  Executors,
                                administrators, trustees or other
                                representatives should so indicate
                                when signing.)

_______________________________
     1 The Board of Directors notes that the amount actually spent was $2,250,135 (as opposed to $2,500,000) over three fiscal years (as opposed to two and a half years).